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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Administrative Committee
J. Gordon Gaines, Inc. Retirement Savings Plan

We consent to incorporation by reference in the registration statement of Form S-8 of J. Gordon Gaines, Inc. Retirement Savings Plan of our report dated July 7, 1998, relating to the statements of net assets available for plan benefits of J. Gordon Gaines, Inc. Retirement Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits and related schedules for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 11-K of J. Gordon Gaines, Inc. Retirement Savings Plan.



Birmingham, Alabama
July 10, 1998